EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on June 1, 2004 by and between Michael J. Stannard (the “Executive”) and Secure Risk Ltd., a limited liability company, registered in England and Wales, whose registered office is at 36 Alie Street, London E1 8DA United Kingdom, (“Company”), a wholly owned subsidiary of Universal Guardian Holdings, Inc., (the “Parent”) whose registered address is 3001 Redhill Avenue, Building 4, Suites 21-226, Costa Mesa, CA 92626 USA, with reference to the following facts:

WHEREAS, the Company believes that Executive’s experience, contacts and knowledge are valuable to the Company in connection with its business; and

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as Managing Director of the Company.

WHEREAS, this agreement replaces all prior agreements, both written and oral regarding terms and conditions of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.

1. Employment. The Company hereby employs Executive and Executive accepts such employment upon the terms and conditions hereinafter set forth.

2.

Term of Employment. The Executive's employment will commence on the Effective Date. Subject to the provisions of Section 7, the term of Executive’s employment pursuant to this Agreement shall commence on and as of the Effective Date and shall terminate on the last d ay of May 2007 (the “Term”).  Should Executive’s employment extend beyond the Term, it shall be terminable by either party by 30 days’ notice to the other, and such employment may be modified only by writing signed by the party to be bound thereby. All o ther provisions of this Agreement, with the exception of Sections 7(b), 7(c), 7(d), and 7(e) shall continue to apply to such employment relationship following the Term. No previous employment counts as part of Executive's continuous employment with the Company.

3.

Hours and Place of Work. Executive's normal working hours are 9.00am to 5.00pm Monday to Friday, together with such additional hours as may be necessary for the proper performance of his duties. The Working Time Regulations 1998 limit the average working week (as calculated over a 17 week period) of workers to a maximum of 48 hours. Executive agrees to opt out of the relevant part of the Working Time Regulations. Should Executive wish to terminate this opt-out then he may do so by giving not less than six months' written notice addressed to the Company Secretary. Executive's normal place of work will be the Company's premises at 36 Alie Street, London E1.

4.

Duties; Extent of Service. During Executive’s employment under this Agreement, Executive (i) shall serve as an employee of the Company with the title and position of Managing Director, Secure Risks Ltd., reporting to the Chief Executive of the Parent and shall have such executive responsibilities as the Parent’s Chief Executive Officer and/or the Company’s Board of Directors of the Company shall from time to time reasonably designate, provided that, in all cases Executive shall be subject to the oversight and of the Parent’s Chief Executive Officer and the Board of Directors of the Company in the performance of his duties, and (ii) shall render all services reasonably incident to the foregoing. Executive hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use Executive’s best efforts in, and shall devote Executive’s full working time, attention, skill and energies to, the advancement of the interests of the Company and its subsidiaries and the performance of Executive’s duties and responsibilities hereunder.

5. Salary and Bonus.

(a) Salary. During Executive’s employment under this Agreement, the Company shall pay Executive a salary at the rate of £125,000 per annum (the “Salary”). Such Salary shall be subject to withholding under applicable law, shall be prorated for partial years and shall be p ayable in periodic installments not less frequently than monthly in accordance with the Company’s usual practice for its executive officers as in effect from time to time. The Board of Directors of the Parent will review the Executive's salary at least on a quarterly basis.  The Company will not be entitled to decrease the Executive's salary following a salary review.

(b) Signing Bonus. Executive shall be entitled to an initial, onetime signing bonus in the amount of US$50,000.00 which shall be payable within 30 days of the Effective Date.

(c) Bonus. The Board of Directors shall meet to establish annual performance standards and goals to be met by the Executive during the Company’s fiscal year, which standards and goals shall be based upon attained revenue, earnings, cash flows, EBITDA and other objectives that are mutually agreed by Executive and the Board. The Company shall pay to Executive, no later than 30 days after the completion of the fiscal year, a bonus (the “Bonus”) calculated in accordance with Exhib it A attached to this Agreement.  The Bonus shall be subject to any applicable tax withholdings and/or employee deductions. 80% of the Bonus shall be paid in options for the purchase of the common stock of the Parent and the remaining 20% of the Bonus will be paid in cash.  Stock options granted pursuant to this section shall qualify as incentive stock options pursuant to section 422 of the Internal Revenue Code,shall vest on the date of grant and shall have an exercise price equal to the fair market value of the common stock of the Parent on the grant date.

(c) Stock Options.  As an inducement to enter into this Agreement, the Company grants to Executive a cashless option to purchase one million–two hundred fifty thousand (1,250,000) shares of the Parent’s common stock.  The exercise price for the common stock shall be the closing price of the Parent’s common stock on the Effective Date. The right to purchase the common stock shall vest in equal increments, one-half on the Effective Date and one-half on the first anniversary of the Effective Date. Upon the sale or disposition by the Company to an unrelated third party of substantially all of its business or assets, or the sale of the capital stock of the Company in connection with the sale or transfer of a controlling interest in the Company to an unrelated third party, or the merger or consolidation of the Company with another corporation as part of a sale or transfer of a controlling interest in the Company to an unrelated third party (any of which shall be deemed to be a “Change in Control”), any part of the option which is unvested shall immediately vest. “A controlling interest” shall be defined as 50% or more of the common stock of the Company.

6. Benefits.

(a) Regular Benefits. During Executive’s employment under this Agreement, Executive shall be entitled to participate in any and all employment benefits that are in effect from time to time for executive officers of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board of Directors of the Company or any administrative or other committee provided for therein or contemplated thereby) and (ii) generally applicable policies of the Company. Specifically, during Executive’s employment under this Agreement, the Company shall provide, at its sole cost and expense, health insurance benefits covering Executive and his family, and a term life insurance policy, for which the Company will pay the premium.  Executive shall be responsible for applying for and obtaining a commitment for the term life insurance. In the event Executive fails to apply for and obtain a commitment for the term life insurance, the Company shall have no further obligation in connection with the term life insurance.

(b) Other Insurance Coverage. During Executive’s employment under this Agreement, the Company shall include Executive as an insured under the Company’s general liability insurance policy, adequate directors' and officers' liability insurance policy and adequate professional indemnity insurance policy which shall cover the Executive's employment in the United Kingdom.

(c) Holidays. During Executive’s employment under this Agreement, Executive shall receive paid holidays annually in accordance with the Company’s practices for executive officers, as in effect from time to time, but in any event not less than 4 weeks per calendar year in addition to bank and other public holidays.

(d) Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive during Executive’s employment hereunder to the extent in compliance with the Company’s business expense reimbursement policies in effect from time to time and upon pres entation by Executive of such documentation and records as the Company shall from time to time require. When Executive is required to travel on behalf of the Company’s business, the cost of an economy class ticket for any domestic flight within the European continent and the cost of a business class ticket for any international flight that is in excess of four and one-half hours shall be included hereunder as a reimbursable business expense. The Company shall also pay, upon prior written approval by the Chairman of the Company’s Board of Directors, dues to professional associations in which Executive participates.

(e) Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withhold ings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

Pension

(f) The Company will provide access to a stakeholder pension scheme should a pension plan be initiated by the Company, details of which can be obtained from the Company Secretary. The Company does not contribute to the stakeholder pension scheme. There is no contracting-out certificate in force.

(g) Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement. Compliance with the provisions of this Section 6 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof.

7. Termination and Termination Benefits. Notwithstanding the provisions of Section 2, Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 7.

(a) Termination by the Company for Cause. The Company may terminate the Executive's employment at any time without prior notice or payment in lieu of notice if the Executive:-

(i) is guilty of gross misconduct (which, for the avoidance of doubt, includes any conduct which tends to bring the Company into disrepute);

(ii) is convicted of any criminal offence other than a motoring offence for which no custodial sentence is given to him;

(iii) becomes bankrupt or makes any arrangement or composition with or for the benefit of his creditors;

(iv) is disqualified from holding any office which he holds in the Company or resigns from such office without the prior written approval of the Board; or

(v) becomes of unsound mind or a patient under any statute relating to mental health.

(b) Termination by Executive for Good Reason. Subject to the payment of Termination Benefits pursuant to Section 7(e), (i) if the Company changes Executive’s duties in such a way that Executive shall no longer be performing the duties of Managing Director or (ii) in the event of a Change in Control, then Executive may terminate this Agreement without notice to the Company.   Notice of Executive’s termination pursuant to this Section 7(b) must be received by the Company within 90 days of the event allowing such termination.

(c) Termination by Executive Without Good Reason. Executive’s employment under this Agreement may be terminated by Executive by written notice to the Board of Directors at least 60 days prior to such termination during the Term.

(d) Termination by the Company Without Cause. Subject to the payment of Termination Benefits pursuant to Section 7(e), Executive’s employment under this Agreement may be terminated without Cause by the Company upon written notice to Executive during the Term.

(e) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to Executive under this Agreement shall terminate on the date of termination of Executive’s employment under this Agreement. Notwithstanding the foregoing, in the event of termination of Executive’s employment with the Company pursuant to Sections 7(b) or 7(d) above, the Company shall (i) pay a sum to the Executive equal to the remaining balance of salary that would have been earned until the end of the Term, or until the end of the notice period to be given by the Company as appropriate, within 14 days from the termination of Executive's employment and (ii) for a period of 16 months, continue to pay the premiums for any life insurance policy or health insurance policy paid for by the Company in accordance with the terms of this Agreement and in effect on the date of Executive’s termination and (iii) provide outplacement services, as offered by the Company on the date of termination (the "Severance Benefits").

The parties hereto agree that the Severance Benefits are to be in full satisfaction, compromise and release of any contractual claims arising out of any termination of the Executive's employment contractual pursuant to Section 7(b) or 7(d), and such amounts shall be contingent upon the Executive's delivery of a general release of such claims upon termination of employment in a form reasonably satisfactory to the Company, it is being understood that no Severance Benefits shall be provided unless and until the Executive determines to execute and deliver such release.

(f) Death; Disability. Upon the death of the Executive, or upon the permanent disability (as defined below) of the Executive continuing for a period in excess of 90 consecutive days, all obligations of the Company under this Agreement shall immediately terminate other than any obligation of the Company with respect to earned but unpaid Salary and earned benefits contemplated hereby to the extent accrued or vested through the date of termination. As used herein, the terms “permanent disability” or “permanently disabled” shall mean the inability of the Executive, by reason of injury, illness or other similar cause, to perform a major part of his duties and responsibilities in connection with the conduct of the business and affairs of the Company, as determined reasonably and in good faith by the Company.

(g) Notwithstanding termination of this Agreement as provided in this Section 7 or any other termination of Executive’s employment with the Company, Executive’s obligations under Section 8 hereof shall survive any termination of Executive’s employment with the Company at any time and for any reason.

8. Non-Solicitation; Confidentiality; Proprietary Rights.

(a) Non-Solicitation. Executive agrees that he shall not, during the term of this Agreement and for a perio d of 1 year thereafter solicit any person who immediately prior to the termination of the Executive's employment was a director, manager or senior employee of the Company with whom the Executive had personal dealings during the 12 months prior to the termination of the Executive's employment to terminate such employee’s employment with the Company, or agree to hire any such employee or former employee of the Company (unless at least 12 months have passed since the termination of such employee’s employment with the Company).

(b) Confidential Information.  As used in this Agreement, the term “Confidential Information” shall mean information belonging to the Company (for purposes of this Section 8 including all predecessors of the Company) of value to the Company or with respect to which Company has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, domain names, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under Section 8(c).

(c) Confidentiality. In the course of performing services hereunder on behalf of the Company and its affiliates, Executive has had and from time to time will have access to Confidential Information. Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its affiliates), and (iii) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Executive by the Company or are produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company. Upon the termination of Executive’s employment with the Company for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in Executive’s possession or control shall be immediately returned to the Company.

(d) Third Party Agreements and Rights. Executive hereby confirms that Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way Executive’s use or disclosure of information or Executive’s engagement in any business. Executive represents to the Company that Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any such previous employer or other party. In Executive’s work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(e) Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall on reasonable notice cooperate with the Company as may reasonable be required by the Company and to the extent that any time spent providing such assistance is reasonable in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate with the Company in connection with any reasonable investigation or review of any regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligatio ns pursuant to this Section 8(e). The Company shall also indemnify the Executive for all direct costs incurred (including legal fees) in relation to providing such assistance under this Section 8(e).

(f) Inventions. Executive recognizes that the Company and its affiliates possess a proprietary interest in all of the Confidential Information and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive in the course of Executive’s employment, including any of the foregoing which is based on or arises out of the Confidential Information, shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(g) Business Opportunities. Executive agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that Executive may discover, find, develop or otherwise have available to Executive in the Company’s general industry and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

(h) Acknowledgment. Executive acknowledges that the provisions of this Section 8 are an integral part of Executive’s employment arrangements with the Company.

9. Indemnification. So long as Executive’s actions were taken in good faith and in furtherance of Company’s business and within the scope of Executive’s duties and authority, the Parent shall indemnify and hold Executive harmless to the full extent of the law from any and all claims, losses and expenses sustained by Executive as a result of any action taken by him to discharge his duties under this Agreement, and Company and/or the Parent shall guarantee this indemnification and defend Executive, at Company’s and/or the Parent's expense, in connection with any and all claims by stockholders or third parties which are based upon actions taken by Executive to discharge his duties under this Agreement. In addition, the indemnity attached to this Agreement in Exhibit B will take effect from the date of this Agreement.

10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

11. Assignment; Successors and Assigns, etc . Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement, without prejudice to the Executive's rights under Section 7(b), without the consent of the Executive in the event of a Change in Control. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12. Enforceability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the Term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving parry. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices.  Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (C) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or (D) by mailing in the United Kingdom mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the 5th business day following the date mailed). Notices shall be addressed to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Parent, at 3001 Redhill Avenue, Bldg. 4 Suite 219, Costa Mesa, CA 92626.

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

16 Governing Law. This contract shall be construed under and be governed in all respects by the laws of England and Wales, without giving effect to the conflict of laws principles thereof.

17. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original and all of which taken together shall constitute one and the same document.

18. Certain Definitions. For purposes of this Agreement, the term “person” means an individual, corporation, limited liability company, partnership, entity, association, trust or any unincorporated organization; a “subsidiary” means any corporation more than 50 percent of whose outstanding voting securities, or any limited liability company, partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person; and an “affiliate” of a person shall mean, with res pect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity. "Board of Directors" means the board of directors for the time being of the Company or any committee of the board of directors duly appointed by it. "Effective Date" means the first working day on which the Executive is lawfully entitled to commence employment with the Company.

19. Preparation of Agreement.  It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:

/s/  Michael J. Skellern

By: Michael J. Skellern: Authorized Signatory

PARENT:

/s/  Michael J. Skellern

By: Michael J. Skellern: Chief Executive Officer

EXECUTIVE:

/s/  Michael J. Stannard

 Michael J. Stannard

EXHIBIT A

BONUS

The following shall set forth the terms and conditions of the Company Bonus Plan pursuant to the execution of this Agreement.

The Company Bonus plan shall be measured and earned after a minimum base of 20% EBITA is received by the Company.

The Executive shall participate in the Company bonus plan which is based on the following criterion and shall be paid annually to Company Employees based on their respective contribution based on the following formula:

1. Stage One Bonus Plan

a.

Equal to 30% of annual company EBITA over 20% EBITA up to 100% of each employees annual salary

2. Stage Two Bonus Plan

a.

Equal to 50% of annual company EBITA over 20% EBITA on the portion of the revenue increase over prior the year’s revenue.

3. Bonus Payment

a.

Bonus plan is payable 80% in UGHO common stock options and 20% in cash

The Executive Committee shall determine the distribution of bonus payments to individual employees.

EXHIBIT B

INDEMNITY

1.

1.

Subject to the terms set out in this document, Universal Guardian Holdings, Inc. ("Universal Guardian") will separately indemnify Michael Stannard, Howard Cottrell and Andrew Inglis (the "Individuals") in respect of any claims, demands, actions, proceedings, compensation, damages, penalties, costs, expenses and all other liabilities whatsoever arising from or connected with the termination of the Indiv idual's employment with Intecap Inc., Charles Rivers Associates or any Associated Company (within the meaning of section 416(1) Income and Corporation Taxes Act 1988) (the "Companies") or any related claims arising out of any of the Individual's departure from the Companies or commencement of work with any business directly or indirectly associated with Universal Guardian or any allegation of breach of their contracts of employment with the Companies (the "Claims").

.

2.

Universal Guardian will indemnify eac h of the Individuals in respect of the following:

1.

2.1

reasonable fees incurred by any of the Individuals with respect to seeking legal advice in relation to any Claims brought or threatened against any of the Individuals by the Companies;

2.

2.2

disbursem ents reasonably incurred by any of the Individuals or their legal advisors with respect to any Claims;

3.

2.3

any damages awarded against any of the Individuals in respect of the Claims or any sum paid by any of them in full and final settlement of the Claims; and

4.

2.4

any costs or disbursements of any of the Companies ordered to be paid by any of the Individuals in respect of the Claims or any sums paid in respect of the Companies' costs and disbursements by any of the Individuals as part of full and final settlement of the Claims

Provided that the maximum sum payable by Universal Guardian under this agreement will be £250,000.

1.

3.

All of the Individuals are free to instruct any legal advisor of their choice.

2.

4.

The Individuals agree to take all reasonable steps to recover their costs and disbursements from another source, if they are recoverable, and to repay to Universal Guardian such of the amounts (if any) so recovered as have previously been paid by Universal Guardian under the terms of this letter.

3.

5.

The Individuals agree to keep confidential the terms and the existence of this letter.

6. This agreement shall be governed by the law and courts of England and Wales.